Exhibit 99.1

FOR IMMEDIATE RELEASE

Scientific Learning Announces Changes In Board Of Directors

Media Contact:	Investor Contact:
Jessica Lindl	Bob Feller
Senior Vice President, Marketing and Product Management	Chief Financial Officer
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Oakland, Calif. – February 25, 2010  - Scientific Learning Corporation (NASDAQ:SCIL) today announced that Dino A. Rossi, Chairman, President and CEO of Balchem Corporation, has joined its Board of Directors.  “Dino has had the experience of leading a fast growing, small cap company through a series of strategic moves that reinvented both the company and the competitive landscape,” said  Andy Myers, President and CEO.  “We look forward to benefitting from Dino’s fresh perspective and insight as we focus on building upon our recent success and expanding our business.”

Mr. Rossi has served as Balchem’s President and CEO since October 1997 and was elected Chairman in 2007. During his tenure at Balchem, the company increased revenue, net income and equity market capitalization to $230 million, $27 million and $580 million from $28 million, $2.7 million and $20 million, respectively. His strength in defining strategic direction, executing accretive growth initiatives and building shareholder value has helped position the company as part of the S&P 600 and #64  on Forbes list of the 200 best small companies in 2009. Balchem develops, manufactures and markets specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries.

The Company also announced changes to its Board positions and Board committee assignments.  Mr. Rossi will join the Audit Committee, in addition to continuing Audit Committee members Lance Odden and Monty Blanchard, who will remain the Audit Committee chair.  Jeffrey D. Thomas, who joined the Board in 2008,  has been appointed Lead Director and Chair of the Nominating and Corporate Governance Committee.  Paula A. Tallal and Rodman W. Moorhead will continue to serve on the Nominating and Corporate Governance Committee.  Mr. Moorhead will continue to chair the Compensation Committee.  Mr. Thomas will continue to serve on the Compensation Committee and Lance R. Odden has been newly appointed to that committee. Robert C. Bowen will continue as Chairman of the Board.

“I want to express our gratitude to Rod Moorhead for his years of service as our Lead Director and Chair of both our Compensation and Nominating Committees.  His invaluable expertise and experience, coupled with his passion for our mission, has made it possible for Scientific Learning’s innovations to change the lives of more than two million learners around the world,” said  Robert C. Bowen, Chairman of the Board.  “We are delighted that Rod will continue as a board member and Chair of the Compensation Committee.”

About Scientific Learning Corp.

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning Reading Assistant™ combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company’s future growth.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended September 30, 2009 (Part II, Item 1A, Risk Factors), filed November 6, 2009.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.